Exhibit 99.1

GFI Group Inc. Announces Fourth Quarter and Full Year 2009 Results;

Declares Quarterly Cash Dividend

•                  Fourth Quarter

•                  GAAP Revenues: $185.6 Million; Non-GAAP Revenues: $184.1 Million
•                  GAAP Net Loss: $14.5 Million or $0.12 per Diluted Share after $31.4 Million Restructuring Charge
•                  Non-GAAP Net Income: $4.5 Million or $0.04 per Diluted Share

•                  Full Year

•                  GAAP Revenues: $818.7 Million; Non-GAAP Revenues: $814.4 Million
•                  GAAP Net Income: $16.3 Million or $0.13 per Diluted Share
•                  Non-GAAP Net Income: $39.0 Million or $0.32 per Diluted Share

•                  Quarterly Cash Dividend Declared of $0.05 per Share

New York,  February 18, 2010 — GFI Group Inc. (Nasdaq: GFIG), a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets, today announced financial results for the fourth quarter and year ended December 31, 2009.

Highlights

•                  Total revenues for the fourth quarter of 2009 were $185.6 million compared with $196.2 million in the fourth quarter of 2008, a decrease of 5%.  On a non-GAAP basis, total revenues declined 13% to $184.1 million in the fourth quarter of 2009 from $210.9 million in the fourth quarter of 2008.  This excludes the effects of a $1.4 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues in the fourth quarter of 2009 and a $14.6 million mark-to-market unrealized loss on such forward hedges in the fourth quarter of 2008.

•                  Brokerage revenues for the fourth quarter of 2009 were $168.7 million compared with $193.8 million in the fourth quarter of 2008.

•                  To align its cost structure with the current performance of its brokerage operations, GFI renegotiated certain employment agreements and initiated a front office restructuring in the fourth quarter of 2009 resulting in a pre-tax charge of $30.6 million. Total restructuring charges of $31.4 million for the fourth quarter of 2009 also included non-compensation charges of $0.8 million.

•                  Compensation and employee benefits expense in the fourth quarter of 2009 was 84.1% of total revenues on a GAAP basis, but 68.2% on a non-GAAP basis. This compares with 70.1% of total revenues on a GAAP basis and 65.2% of total revenues on a non-GAAP basis in the fourth quarter of 2008.

•                  Non-compensation expenses were 29.7% of total revenues on a GAAP basis and 28.7% on a non-GAAP basis in the fourth quarter of 2009.  This compares with 30.1% of total revenues on a GAAP basis and 27.3% on a non-GAAP basis in the fourth quarter of 2008.

•                  The net loss for the fourth quarter of 2009 was $14.5 million, or $0.12 per diluted share, compared with net income of $0.2 million, or $0.00 per diluted share, in the fourth quarter of 2008.  On a non-GAAP basis, the Company reported net income of $4.5 million, or $0.04 per diluted share, for the fourth quarter of 2009, compared with non-GAAP net income of $10.7 million, or $0.09 per diluted share in the fourth quarter of 2008.

•                  For the full year 2009, total GAAP revenues were $818.7 million compared with $1.02 billion for 2008.  Net income for 2009 was $16.3 million or $0.13 per diluted share compared to $53.1 million or $0.44 per diluted share for 2008.  On a non-GAAP basis, total revenues for full year 2009 were

$814.4 million compared with $1.04 billion in 2008, while net income was $39.0 million or $0.32 per diluted share compared with $94.7 million or $0.79 per diluted share for the full year 2008.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “The fourth quarter of 2009 continued to be challenging on the heels of an equally challenging year, even as we moved farther away from the height of the financial crisis in the second half of 2008.  In addition, we believe some customers closed their books earlier than usual, thereby reducing trading activity in the fourth quarter.  However, although our revenues were lower, the general business environment was more stable overall than it was in the fourth quarter of 2008 and the diversity of our business enabled us to take advantage of areas of market strength.

“Credit product revenues decreased 8% from the fourth quarter of 2008 and were down 23% sequentially.  Within the credit category, our revenues from credit derivatives were 46% lower year over year, offsetting a 66% increase in revenues from cash fixed income products.  In spite of the ongoing challenges in the credit markets, we were again ranked the #1 credit derivatives inter-dealer broker by Risk magazine in 2009.

“Lower market volatility directly affected our equity product revenues, which were down 37% from the fourth quarter of 2008, but up 3% from the third quarter of 2009.

“Our financial product revenues rose 12% year over year but were 5% lower sequentially. The year-over-year growth was due to higher emerging market product revenues in Asia-Pacific and the Americas.

“Strength in electricity brokerage in the Americas and Europe was the main contributor to improvement in our commodity product revenues, which rose 9% year over year and 1% sequentially.  In total, electricity-related revenues increased 27% from the fourth quarter of 2008.  I am pleased to report that we were recently named the No.1 Energy & Commodity Broker for 2010 by Energy Risk magazine.

“Compensation and employee benefits expense is the largest component of our costs. Controlling that expense category has posed a significant challenge. This was especially the case in the years of rapid growth in the derivatives market.  However, with volumes and revenues at a lower base than in prior years, we renegotiated certain employment agreements in the fourth quarter of 2009 to better reflect the current market environment.  While the restructuring of the contracts led to a substantial, predominantly non-cash charge to fourth quarter results, our compensation expense level going forward will better reflect the run-rate of our brokerage operations.

“It is clear from the varied performance of our product categories during the fourth quarter and full year 2009 that market participants were actively looking for opportunistic places to deploy capital. As we enter 2010, we are still experiencing a similarly opportunistic investing environment, but we are also seeing an overall improvement in performance.

“Looking at the first quarter of 2010, with seven weeks already behind us, we currently expect total non-GAAP revenues to increase by 4% to 7% compared with non-GAAP total revenues in the first quarter of 2009.”

“Despite the challenging conditions in the financial markets that we have faced over the past two years, we have not wavered in our ongoing investment in technology to support our hybrid brokerage model.  This includes the continuing development of our own electronic execution platforms, as well as acquiring Trayport and its GlobalVisionSM electronic trading platform. In the fourth quarter alone, Trayport software revenues rose 24% over the fourth quarter of 2008 and 13% sequentially, reflecting growth in the Trading GatewaySM product.  In the first quarter of 2010, we are seeing noteworthy traction in electronic trading in key credit and commodity products on our CreditMatch® and EnergyMatch® hybrid brokerage platforms in North America. This pick-up in electronic trading is consistent with the goals of proposed legislation in the U.S. and in Europe.

“Thus far in 2010 we are experiencing a positive start to the year.  We anticipate further volatility in the global credit, financial, equity and commodity markets this year and we welcome and applaud thoughtful efforts to regulate derivatives and increase market transparency.  At this point, we feel that our business is well-prepared and increasingly diversified to manage through the evolving market landscape.  Our technology is playing an increasingly crucial role in our markets, particularly in light of coming regulations and the market’s direction towards increased automation and transparency.  Therefore, we are confident that our business prospects will continue to improve as the year unfolds.

Mr. Gooch concluded:  “Despite the recent global financial crisis, over the past two years, GFI generated in excess of $290 million in positive cash flow from operations and paid $54 million in dividends to its shareholders.  In addition, we reduced our bank debt by $50 million in 2009 alone.”

Revenues

For the fourth quarter of 2009, total revenues were $185.6 million on a GAAP basis and $184.1 million on a non-GAAP basis.  This compares with total revenues of $196.2 million on a GAAP basis and $210.9 million on a non-GAAP basis in the fourth quarter of 2008.

Brokerage revenues in the fourth quarter of 2009 were $168.7 million compared with $193.8 million in the fourth quarter of 2008. Revenues from financial products increased 12% and commodity product revenues increased 9% from the fourth quarter of 2008, while credit product and equity product revenues decreased 8% and 37%, respectively, from the prior year period.  By geographic region, fourth quarter 2009 brokerage revenues increased 8% in Asia-Pacific while decreasing 18% in the Americas and 11% in EMEA compared with the fourth quarter of 2008.

Revenues from trading software, analytics and market data products for the fourth quarter of 2009 were $14.6 million, up 14% from the same period of 2008.  Included in the 2009 fourth quarter was a $9.1 million contribution to software revenue from Trayport Limited.  Trayport’s software revenues increased 24% from the fourth quarter of 2008.

Expenses

For the fourth quarter of 2009, compensation and employee benefits expense was $156.1 million on a GAAP basis.  Excluding a $30.6 million pre-tax charge related to the renegotiation of certain employment agreements and a front-office restructuring initiative, non-GAAP compensation and employee benefits expense was $125.5 million.  This compares with $137.6 million on both a GAAP and non-GAAP basis in the fourth quarter of 2008.  Compensation and employee benefits expense was 84.1% of total revenues on a GAAP basis and 68.2% on a non-GAAP basis in the fourth quarter of 2009 compared with 70.1% of total revenues on a GAAP basis and 65.2% on a non-GAAP basis, in the fourth quarter of 2008.

Non-compensation expenses for the fourth quarter of 2009 on a GAAP basis were $55.0 million or 29.7% of total revenues compared with $59.0 million or 30.1% of total revenues in the fourth quarter of 2008.  On a non-GAAP basis, non-compensation expenses for the fourth quarter of 2009, excluding $0.8 million in restructuring charges and $1.4 million in intangible asset amortization, were $52.8 million or 28.7% of total revenues compared with $57.6 million or 27.3% of total revenues in the fourth quarter of 2008.

The effective tax rate for 2009 was 30.0% on a GAAP basis and 35.5% on a non-GAAP basis, compared to 36.0% for 2008 for both GAAP and non-GAAP.

Earnings

The net loss for the fourth quarter of 2009 was $14.5 million, or $0.12 per diluted share, compared with net income of $0.2 million, or $0.00 per diluted share, in the fourth quarter of 2008.  On a non-GAAP basis, net income for the fourth quarter of 2009 was $4.5 million, or $0.04 per diluted share, compared with $10.7 million or $0.09 per diluted share for the fourth quarter of 2008.

Full Year Results

Total revenues for the year ended December 31, 2009 were $818.7 million and net income was $16.3 million or $0.13 per diluted share, compared with revenues of $1.02 billion and net income of $53.1 million or $0.44 per diluted share for 2008.  On a non-GAAP basis, total revenues for the full year 2009 were $814.4 million and net income was $39.0 million or $0.32 per diluted share, compared with non-GAAP revenues of $1.04 billion and net income of $94.7 million or $0.79 per diluted share for 2008.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the fourth quarter of 2009, the difference between GAAP and non-GAAP revenues was $1.4 million and the difference between the GAAP net loss and non-GAAP net income was $19.0 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $1.4 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues;

•                  The exclusion of a $25.5 million charge related to the renegotiation of certain employment agreements;

•                  The exclusion of $5.1 million charge related to severance and other front office restructurings;

•                  The exclusion of a $0.8 million write-off related to a terminated joint venture and other terminated operations;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $12.4 million.

For full year 2009, the difference between GAAP and non-GAAP revenue was $4.3 million and the difference between GAAP and non-GAAP net income was $22.7 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of:

•                  $3.6 million mark-to-market unrealized gains on forward hedges of future foreign currency revenues;

•                  a $0.7 million gain on the Company’s exchange of its investment in The Clearing Corporation for an investment in a holding company of ICE Trust;

•                  The exclusion of $5.5 million of amortization on all acquired intangible assets;

•                  The exclusion of $25.5 million charge related to the renegotiation of certain employment agreements;

•                  The exclusion of $8.9 million of charges related to severance and other front office restructurings;

•                  The exclusion of $1.6 million of write-offs related to a terminated joint venture and other terminated operations; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $14.5 million.

In the fourth quarter of 2008, the difference between GAAP and non-GAAP revenue was $14.6 million and the difference between GAAP and non-GAAP net income was $10.5 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $14.6 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $5.5 million.

For full year 2008, the difference between GAAP and non-GAAP revenues was $24.2 million and the difference between GAAP and non-GAAP net income was $41.6 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $14.6 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion from revenues of a $9.6 million charge for unsettled trades directly related to the Lehman Brothers bankruptcy;

•                  The exclusion of $5.3 million of amortization on all acquired intangible assets;

•                  The exclusion of $1.8 million in expenses related to discontinued merger discussions;

•                  The exclusion of items related to the relocation of the Company’s New York offices to larger premises completed in the third quarter of 2008, including:

•                  $2.5 million of duplicate rent expense;

•                  $2.7 million of accelerated depreciation expense related to assets to be abandoned; and

•                  $7.8 million of costs related to the abandonment of and move from our previous headquarters;

•                  The exclusion of $3.5 million of reduced compensation expenses related to the Lehman Brothers bankruptcy;

•                  The exclusion of $20.9 million related to the Company’s restructuring initiatives, including:

•                  $14.5 million for costs relating to desk closings and other restructuring charges, and

•                  $6.4 million adjustment related to deferred compensation expense;

•                  The exclusion of a $3.1 million write-off of an investment in an unconsolidated affiliate; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $23.4 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on March 29, 2010 to shareholders of record on March 15, 2010.

Conference Call

GFI has scheduled an investor conference call to discuss the results at 8:30 a.m. (Eastern Time) on Friday, February 19. Those wishing to listen to the live conference call via telephone should dial 800-510-0219 in North America, passcode 95873108; and +1 617-614-3451 in Europe, same passcode.

A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Website. For web cast registration information, please visit: http://www.gfigroup.com. Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc. www.GFIgroup.com

GFI Group Inc. (Nasdaq: “GFIG”) is a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Dubai, Dublin, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX). GFI Group Inc. provides services and products to over 2,100 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFISM, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group Inc. (the “Company”) and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes; securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation. Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Patricia Gutierrez
Vice President - Public Relations
212-968-2964
patricia.gutierrez@gfigroup.com

-    FINANCIAL TABLES FOLLOW —

=IR=

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES:
Brokerage revenues:
Agency commissions	$115,043	$143,556	$481,326	$757,310
Principal transactions	53,608	50,272	270,378	206,669
Total brokerage revenues	168,651	193,828	751,704	963,979
Software, analytics and market data	14,649	12,800	54,347	51,250
Interest income	148	1,669	1,043	8,617
Other income (loss)	2,112	(12,061)	11,613	(8,343)
Total revenues	185,560	196,236	818,707	1,015,503

EXPENSES:
Compensation and employee benefits	156,053	137,583	583,315	665,973
Communications and market data	11,864	12,245	46,263	47,810
Travel and promotion	9,509	8,897	33,819	45,756
Rent and occupancy	5,343	4,811	20,325	31,452
Depreciation and amortization	7,959	7,827	31,493	31,390
Professional fees	4,674	6,081	18,402	26,200
Clearing fees	6,988	9,706	30,354	43,420
Interest	2,645	3,993	10,540	14,334
Other expenses	6,046	5,445	20,926	26,191
Total expenses	211,081	196,588	795,437	932,526

INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	(25,521)	(352)	23,270	82,977

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(11,070)	(544)	6,982	29,871

NET INCOME (LOSS)	$(14,451)	$192	$16,288	$53,106

Basic earnings (loss) per share	$(0.12)	$0.00	$0.14	$0.45
Diluted earnings (loss) per share	$(0.12)	$0.00	$0.13	$0.44

Weighted average shares outstanding - basic	118,359,826	118,425,796	118,178,493	117,966,596

Weighted average shares outstanding - diluted	118,359,826	119,604,529	121,576,767	119,743,693

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

As a Percentage of Total Revenues

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES:
Brokerage revenues:
Agency commissions	62.0%	73.2%	58.8%	74.6%
Principal transactions	28.9%	25.6%	33.0%	20.4%
Total brokerage revenues	90.9%	98.8%	91.8%	95.0%
Software, analytics and market data	7.9%	6.5%	6.6%	5.0%
Interest income	0.1%	0.9%	0.1%	0.8%
Other income (loss)	1.1%	-6.2%	1.5%	-0.8%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	84.1%	70.1%	71.2%	65.6%
Communications and market data	6.4%	6.2%	5.7%	4.7%
Travel and promotion	5.1%	4.5%	4.1%	4.5%
Rent and occupancy	2.9%	2.5%	2.5%	3.1%
Depreciation and amortization	4.3%	4.0%	3.8%	3.1%
Professional fees	2.5%	3.1%	2.2%	2.6%
Clearing fees	3.8%	4.9%	3.7%	4.3%
Interest	1.4%	2.0%	1.3%	1.4%
Other expenses	3.3%	2.8%	2.6%	2.6%
Total expenses	113.8%	100.1%	97.1%	91.9%

INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	-13.8%	-0.1%	2.9%	8.1%

PROVISION FOR (BENEFIT FROM) INCOME TAXES	-6.0%	-0.3%	1.0%	2.9%

NET INCOME (LOSS)	-7.8%	0.2%	1.9%	5.2%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Brokerage Revenues by Product Categories:
Credit	$52,650	$57,439	$276,377	$304,438
Financial	31,469	28,051	129,131	171,935
Equity	45,900	72,891	192,820	291,184
Commodity	38,632	35,447	153,376	196,422

Total brokerage revenues	$168,651	$193,828	$751,704	$963,979

Brokerage Revenues by Geographic Region:
Americas	$72,325	$88,646	$325,359	$385,854
Europe, Middle East, and Africa	82,136	92,050	364,752	489,517
Asia-Pacific	14,190	13,132	61,593	88,608

Total brokerage revenues	$168,651	$193,828	$751,704	$963,979

	December 31,	December 31,
	2009	2008

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$342,379	$342,375
Total assets (1)	952,094	1,085,911
Total debt, including current portion	173,688	223,823
Stockholders’ equity	484,102	476,963

Selected Statistical Data:
Brokerage personnel headcount (2)	1,082	1,037
Employees	1,768	1,740
Broker productivity for the period (3)	$155	$184

(1)           Total assets include receivables from brokers, dealers and clearing organizations of $87.7 million and $149.7 million at December 31, 2009 and December 31, 2008, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)           Brokerage personnel headcount includes brokers, trainees and clerks.

(3)           Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

GAAP revenues	$185,560	$196,236	$818,707	$1,015,503
Net charge related to Lehman unsettled trades (a)	—	—	—	9,586
Gain on exchange of cost-method investments (a)	—	—	(697)	—
Mark-to-market (gain)/loss on forward hedges of future foreign currency revenues (a)	(1,415)	14,645	(3,617)	14,645
Total Non-GAAP Revenues	184,145	210,881	814,393	1,039,734

GAAP expenses	211,081	196,588	795,437	932,526
Non-operating adjustments:
Amortization of intangibles	(1,381)	(1,373)	(5,465)	(5,282)
Discontinued merger discussion costs	—	—	—	(1,832)
Severance and other restructuring	(31,393)	—	(36,037)	(14,541)
Adjustment related to deferred compensation expense	—	—	—	(6,408)
Duplicate rent	—	—	—	(2,547)
Accelerated depreciation on 100 Wall Street	—	—	—	(2,730)
Abandonment of 100 Wall Street	—	—	—	(7,830)
Reduction in compensation related to Lehman	—	—	—	3,469
Write-off investment in unconsolidated affiliate	—	—	—	(3,071)
Total Non-GAAP adjustments (a)	(32,774)	(1,373)	(41,502)	(40,772)
Non-GAAP operating expenses	178,307	195,215	753,935	891,754

GAAP income (loss) before provision for income taxes	(25,521)	(352)	23,270	82,977
Sum of Non-GAAP items = (a)	31,359	16,018	37,188	65,003
Non-GAAP income before tax provision	5,838	15,666	60,458	147,980

GAAP provision for (benefit from) income taxes	(11,070)	(544)	6,982	29,871

Income tax impact on Non-GAAP items (b)	12,365	5,545	14,481	23,401

Non-GAAP provision for income taxes	1,295	5,001	21,463	53,272

GAAP net income (loss)	(14,451)	192	16,288	53,106

Sum of Non-GAAP adjustments [ (a) - (b)]	18,994	10,473	22,707	41,602
Non-GAAP net income	$4,543	$10,665	$38,995	$94,708

GAAP basic net income (loss) per share	$(0.12)	$—	$0.14	$0.45

Basic non-operating income per share	0.16	0.09	0.19	0.35

Non-GAAP basic net income per share	$0.04	$0.09	$0.33	$0.80

GAAP diluted net income (loss) per share	$(0.12)	$—	$0.13	$0.44

Diluted non-operating income per share	0.16	0.09	0.19	0.35

Non-GAAP diluted net income per share	$0.04	$0.09	$0.32	$0.79

Weighted average Non-GAAP shares outstanding - basic	118,359,826	118,425,796	118,178,493	117,966,596

Weighted average Non-GAAP shares outstanding - diluted	122,153,771	119,604,529	121,576,767	119,743,693